Exhibit 5.1

GeneThera, Inc.
3930 Youngfield
Wheat Ridge, CO 80033

Ladies and Gentlemen:

      As counsel to GeneThera, Inc. (the "Company"), we have reviewed the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, for 1,600,000 shares of the Company's common stock, par value $.001 per share (the "Shares"); which are to be issued from time to time to certain employees of the Company and its affiliates in connection with the 2004 Employee, Director, and Consultant Stock Option Plan (the "Plan").

      We have examined originals, certified copies and/or copies otherwise identified to our satisfaction as being true copies of the Plan and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

      Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                   Very truly yours,

                                                   STEVEN L. SLAW, P.C.

                                                   Steven L. Slaw